Exhibit (d)(34)

AMENDMENT

DATED JUNE 1, 2008 TO

INVESTMENT SUB-ADVISORY AGREEMENT

for MassMutual Premier Small Company Opportunities Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and OFI Institutional Asset Management, Inc. (the “Sub-Adviser”) entered into an Investment Sub-Advisory Agreement (the “Agreement”), effective as of May 1, 2006 relating to the MassMutual Premier Small Company Opportunities Fund (the “Fund”); and

WHEREAS, Section 20 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	The Sub-Adviser will not consult with any other sub-adviser to a fund for which MassMutual serves as investment adviser concerning transactions for the Fund in securities or other assets.

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY		OFI INSTITUTIONAL ASSET MANAGEMENT, INC.

By:	/s/ Eric Wietsma	By:	/s/ Jeffrey P. Lagarce
	Name: Eric Wietsma Title: Corporate Vice President		Name: Jeffrey P. Lagarce Title: President

Accepted and Agreed to by:

MASSMUTUAL PREMIER FUNDS

on behalf of MassMutual Premier Small Company Opportunities Fund

By:	/s/ Nicholas Palmerino
Name: Nicholas Palmerino Title: CFO and Treasurer